Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our auditor’s report dated May 25, 2024, except for the reverse share split described in Note 1 and the subsequent events described in Note 16, as to which the date is October 29, 2024, with respect to the consolidated financial statements of Medicus Pharma Ltd. (formerly Interactive Capital Partners Corp.) (the “Company”) as at December 31, 2023 and December 31, 2022 and for each of the years in the two-year period ended December 31, 2023, in this Registration Statement (No. 333-279771) on Form F-1/A of the Company, as filed with the United States Securities and Exchange Commission.

We also consent to the reference to our firm under the heading “Experts and Legal Matters” in the Form F-1/A.

/s/ MNP LLP
Chartered Professional Accountants
Licensed Public Accountants
October 31, 2024
Mississauga, Canada